NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	1414 East Harbour Towne Circle
Cudahy, WI 53110-8902	Muskegon, MI 49441
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	231-755-4111
414-747-2602 Fax	231-755-4144 Fax

Release date: 25 September 2009

Ladish Executive Kerry Woody Announces Retirement

(Cudahy, WI) –Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH). Ladish President and CEO Kerry L. Woody announced today that he is retiring. Woody has led Ladish since 1995. He previously served as Ladish Vice President of manufacturing and various other positions in the production, planning and engineering disciplines.

Commenting on his retirement, Woody said, “After more than fourteen years of leading Ladish, I have decided that the time is right to retire. I leave Ladish knowing the successful course we have charted will be followed by future management teams. It has been a privilege to have been a part of the proud 104 year heritage of Ladish and to work with its many dedicated employees.”

The Ladish Board of Directors acknowledged and appreciated Kerry’s long record of accomplishments across many disciplines and functions and the contributions he has made to Ladish over 34 years of service. During his tenure, several strategic acquisitions were made that contributed to Ladish’s long-term growth and helped it maintain its profitability despite the challenges of the business cycle.

The Ladish Board of Directors has named Gary J. Vroman, 49, to the position of President and CEO and a Director of Ladish succeeding Mr. Woody. Vroman, formerly President of Ladish Forging, the largest operating subsidiary of Ladish, has been in various management roles at Ladish for over 25 years. Vroman has a B.S. in engineering from the University of Illinois and a M.S. in Engineering Management from the Milwaukee School of Engineering. The Board of Directors has also appointed Wayne E. Larsen, currently Vice President Law/Finance of Ladish, to a seat on the Board.

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced metal components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, California, Connecticut, Oregon and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.